Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276334

PROSPECTUS SUPPLEMENT NO. 12
(to Prospectus dated June 25, 2024)

Up to 1,997,116 Shares of Common Stock

1,700,884 Shares of Common Stock Underlying the Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 25, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (File No. 333-276334) with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on November 21, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “AIRE.” On November 20, 2024, the closing price of our common stock was $1.01.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are a “controlled company” under the Nasdaq listing rules because Giri Devanur, our chief executive officer and chairman, owns approximately 60.26% of our outstanding common stock. As a controlled company, we are not required to comply with certain of Nasdaq’s corporate governance requirements; however, we will not take advantage of any of these exceptions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 21, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 19, 2024

reAlpha Tech Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41839	86-3425507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100, Dublin, OH 43017

(Address of principal executive offices and zip code)

(707) 732-5742

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Acquisition of USRealty Brokerage Solutions, LLC and Investment in Unreal Estate Inc.

On November 20, 2024 (the “Closing Date”), reAlpha Tech Corp. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), with Unreal Estate LLC, a Delaware limited liability company (the “Seller”), USRealty Brokerage Solutions, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Seller (“US Realty”), and Unreal Estate Inc., a Delaware corporation (the “Parent”), pursuant to which, on the Closing Date, the Company acquired from the Seller 100% of the membership interests of US Realty that were outstanding immediately prior to the execution of the Purchase Agreement (the “Acquisition”). Prior to the Acquisition, US Realty had no operations except for a Multiple Listing Service registration.

Pursuant to the terms and subject to the conditions of the Purchase Agreement, in exchange for all of the membership interests of US Realty outstanding immediately prior to the execution of the Purchase Agreement, the Company agreed to pay the Seller an aggregate purchase price of $250,000 in the form of in-kind services to be provided by the Company, including software usage by the Seller or the Parent, beginning on the Closing Date and continuing for a period of one year thereafter (the “In-Kind Services”). The terms of the In-Kind Services will be further described in a services agreement to be entered into among the Company, the Seller and the Parent within 30 days of the Closing Date.

The Purchase Agreement provides that, following the Closing Date, the Seller will indemnify the Company and its affiliates for any liability, damages, losses, costs and/or expenses arising out of breaches by the Seller of its covenants and representations, and for certain other matters as specified in the Purchase Agreement, subject to certain limitations and exclusions as identified therein. The Company is also required, following the Closing Date, to indemnify the Seller, the Parent and their respective affiliates for any liability, damages, losses, costs and/or expenses arising out of any breaches by the Company of its covenants and representations set forth in the Purchase Agreement, as well as fees incident to the Company’s indemnification obligations. The Company also has the right to set-off any amounts it owes to the Seller in connection with the Purchase Agreement, against the obligations and liabilities of the Seller to the Company under the Purchase Agreement. The Purchase Agreement also contains representations and warranties, other covenants and conditions, in each case, customary for transactions of this type.

On November 19, 2024, US Realty entered into a separate independent contractor agreement (the “Broker Services Agreement”), with one of the Seller’s real estate brokers (the “Broker”), pursuant to which the Broker agreed to provide certain services to US Realty. Specifically, under the terms of the Broker Services Agreement, the Broker’s services will include: (i) acting on behalf of US Realty as its designated broker or broker of record with respect to the real estate commission requirements of the 33 U.S. states in which the Broker is licensed, and (ii) providing certain managerial and administrative services to US Realty with respect to its real estate licensing and compliance requirements in those U.S. states. US Realty will pay the Broker at a rate of $150 per hour in exchange for such services.

Also on November 19, 2024, the Parent issued and sold to the Company a convertible promissory note in the original principal amount of $60,000 (the “Note”). The Note is convertible into shares of preferred stock or common stock of the Parent, as applicable, as follows: (i) if the Parent effects a transaction or series of transactions of its preferred stock for capital raising purposes, then the amount of the outstanding principal balance of the Note (plus all unpaid accrued interest thereon) as of the conversion date (the “Convertible Amount”) will automatically convert into shares of the Parent’s preferred stock; (ii) if the Parent effects (a) a transaction or series of transactions in which it sells more than 50% of its outstanding voting securities, (b) a reorganization, merger or consolidation or (c) a direct listing or initial public offering of its securities, then, in each case, the Company will be eligible to receive the Convertible Amount or shares of the Parent’s common stock upon conversion of the Note and the Convertible Amount thereof, whichever is greater; and (iii) at any time after the Note reaches its maturity date, and at the election of the Company, the Note and Convertible Amount thereof may be converted into shares of the Parent’s common stock. The Note issued to the Company is one of a series of convertible promissory notes issued by the Parent (collectively, the “Offering Notes”). Interest under the Note will accrue at a rate of 9% per annum. The entire outstanding principal balance of the Note (plus all unpaid accrued interest thereon) will be due and payable in 4 years following the date of its issuance, unless earlier converted based on the terms of the Note, or extended by the holders of a majority-in-interest of the aggregate principal amount of the Offering Notes.

The foregoing descriptions of the Purchase Agreement and the Note in this Current Report on Form 8-K (this “Form 8-K”) do not purport to be a complete descriptions of the rights and obligations of the parties thereunder and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Note, copies of which are attached hereto as Exhibits 2.1 and 99.1, respectively, and incorporated herein by reference.

Item 8.01	Other Events.

On November 21, 2024, the Company issued a press release announcing the transactions described in Item 1.01 of this Form 8-K. A copy of the press release is attached as Exhibit 99.2 and is incorporated herein by reference.

The information set forth and incorporated into this Item 8.01 of this Form 8-K, including Exhibit 99.2, is being furnished pursuant to Item 8.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*+	Membership Interest Purchase Agreement, dated as of November 20, 2024, among reAlpha Tech Corp., USRealty Brokerage Solutions, LLC, Unreal Estate LLC and Unreal Estate Inc.
99.1*	Convertible Promissory Note, dated November 19, 2024.
99.2**	Press Release, dated November 21, 2024.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

**	Furnished herewith.

+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the U.S. Securities and Exchange Commission upon request.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2024	reAlpha Tech Corp.

	By:	/s/ Giri Devanur
Giri Devanur
Chief Executive Officer

3

Exhibit 2.1

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is entered into and made effective as of November 20, 2024, by and among: (i) reAlpha Tech Corp., a Delaware corporation with its principal place of business at 6515 Longshore Loop, Dublin, Ohio 43017 (the “Buyer”), (ii) USRealty Brokerage Solutions, LLC, a Delaware limited liability company with its principal place of business at 991 Hwy 22, Ste. 200, Bridgewater, NJ 08807 (the “Company”), (iii) Unreal Estate LLC, a Delaware limited liability company with its principal place of business at 991 Hwy 22, Ste. 200, Bridgewater, NJ 08807, as the selling member of the Company (the “Seller”), and (iv) Unreal Estate Inc. (f/k/a Abode Technologies, Inc.), a Delaware corporation with its principal place of business at 332 South Michigan Avenue, Suite 121-A19, Chicago, IL 60604 (the “Parent”).

W I T N E S S E T H:

WHEREAS, the Company engages in the business of providing real estate brokerage services (the “Business”);

WHEREAS, the Seller is the legal and beneficial owner of all of the issued and outstanding membership interests of the Company (the “Interests”);

WHEREAS, the Parent is the legal and beneficial owner of all of the issued and outstanding membership interests of the Seller;

WHEREAS, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to purchase from the Seller, all of the Interests, all as more specifically provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
SALE OF THE INTERESTS AND TERMS OF PAYMENT

Section 1.01   Purchase and Sale.

Upon the terms and conditions contained in this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey, and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, free and clear of any Encumbrances (as defined in Section 2.03), all of the issued and outstanding Interests.

Section 1.02   Purchase Price Consideration.

(a) The aggregate purchase price payable by the Buyer to the Seller for the Interests shall be TWO hundred FIFTY thousand and 00/100 DOLLARS ($250,000.00) (the “Purchase Price”), in the form of in-kind services, including, but not limited to, software development credits to be utilized by the Seller or the Parent beginning on the Closing Date and continuing for a period of one (1) year thereafter (the “In-Kind Services”).

(b) Effective as of the Closing, (i) the Company shall be a wholly-owned subsidiary of the Buyer, and the Buyer shall own 100% of the issued and outstanding membership interests of the Company, (ii) there will be no holders of Interests in, or other equity securities of, the Company, other than the Buyer, and (iii) there will be no holders of Interest-Related Rights (as defined in Section 3.03(b)) in the Company, other than the Buyer.

Section 1.03 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement remotely by electronic exchange of documents and signatures (the “Closing Date”).

Article II
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

The Seller represents and warrants to the Buyer that the following statements are correct and complete as of the date hereof:

Section 2.01  Organization; Qualification.

The Seller is duly organized, validly existing, and in good standing under the Laws (as defined in Section 3.05 below) of the jurisdiction of its formation, and it has all requisite power and authority (corporate and otherwise) to own, lease, and operate its assets and properties and to carry on its business as presently conducted. The Seller is duly licensed or qualified to transact business and is in good standing in each jurisdiction in which the nature of the business transacted by it, including its ownership or leasing of properties, requires such licensing or qualification. The Seller has delivered to the Buyer true and complete copies of all such documents establishing its legal existence or governing its internal affairs.

Section 2.02  Authority Relative to this Agreement.

The Seller has full limited liability company power and authority to execute and deliver this Agreement and all other documents, instruments, and writings required to be delivered by the Seller at the Closing under this Agreement or otherwise required in connection with this Agreement (the “Related Documents”) to which the Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite limited liability company action taken by it, and no other proceedings by the Seller are necessary to authorize this Agreement and each such Related Document or to consummate the transactions contemplated hereby or thereby. This Agreement and each such Related Document have been duly and validly executed and delivered by the Seller and constitute the valid and binding obligations of the Seller, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, or other Laws affecting the rights of creditors generally, and to equitable principles. No further action on the part of the Seller is or will be required in connection with the consummation of the transactions under this Agreement.

Section 2.03  Title to Interests.

(a) The Seller lawfully owns beneficially and of record the Interests and has good and marketable title to the Interests, free and clear of any pledges, security interests, mortgages, deeds of trust, liens, charges, encumbrances, equities, claims, adverse claims, options, rights of first refusal, rights of way, conditional sales, grants of power to confess judgment, or limitations whatsoever (“Encumbrances”). There are no claims, actions, or proceedings of any kind pending or threatened in writing by or against the Seller or the Company concerning the Interests. At the Closing, the Seller will transfer, assign, and deliver to the Buyer good title to the Interests, free and clear of any Encumbrances.

(b) The Interests were issued in compliance with applicable Laws. The Interests were not issued in violation of the organizational documents of the Company or any other agreement, arrangement, or commitment to which the Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any individual, a partnership (general or limited), a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization or Governmental Authority (“Person”).

(c) Other than the organizational documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests.

(d) The Interests were never certificated, and the execution and delivery of this Agreement by the Seller and execution and delivery of the assignment of membership interest, in the form attached hereto as Exhibit A (the “Assignment Agreement”), shall evidence the delivery by the Seller of the Interest to the Buyer.

Section 2.04  Consents Required.

No consent, approval, or authorization of or by, registration, declaration, or filing with, or notification to any Governmental Authority or any other Person is required in connection with the execution, delivery, and performance by the Seller of this Agreement or the Related Documents to which the Seller is or will be a party or the consummation by the Seller of the transactions contemplated hereby or thereby. “Governmental Authority” means any national, federal, state, provincial, county, municipal, or local government, foreign, or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

Section 2.05  Full Disclosure.

No representation or warranty made by the Seller in this Agreement, any Schedule, any Exhibit, or any certificate delivered, or to be delivered, by or on behalf of the Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance that the Seller has not disclosed to the Buyer in writing that the Seller presently believes have resulted, or could reasonably be expected to result, in a Material Adverse Effect on the Company or could reasonably be expected to have a Material Adverse Effect on the ability of the Company or the Seller to perform their respective obligations under this Agreement. “Material Adverse Effect” means any change, circumstance, occurrence, development, event, or effect having, or reasonably expected to have, individually or in the aggregate, a material adverse effect on the prospects, condition, or operations of the business of a Person; provided, however, that the following shall not be considered in determining whether a Material Adverse Effect has occurred (but, in the case of each of clauses (a), (b) and (c) below, only to the extent such changes or effects do not have a disproportionate adverse impact on the Person as compared to other Persons in the industry in which the Person conducts business): (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes in Laws or interpretations thereof or changes in accounting requirements or principles; or (c) any hurricane, super storm, tornado, earthquake, flood, tsunami, natural disaster, act of God, epidemic, pandemic (including that resulting from the COVID-19, SARS-CoV-2 virus or any mutation or variation thereof), or other comparable events or outbreak, or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof.

Article III
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

The Seller represents and warrants to the Buyer that the following statements are correct and complete as of the date hereof:

Section 3.01 Organization; Qualification.

The Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, and it has all requisite power and authority (corporate and otherwise) to own, lease, and operate its assets and properties and to carry on its Business as presently conducted. The Company is duly licensed or qualified to transact business and is in good standing in each jurisdiction set forth on Schedule 3.01, which together constitutes all jurisdictions in which the nature of the business transacted by it, including its ownership or leasing of properties, requires such licensing or qualification. The Company has delivered to the Buyer true and complete copies of all such documents establishing its legal existence or governing its internal affairs (collectively, the “Fundamental Documents”).

Section 3.02 Authority Relative to this Agreement.

The Company has full limited liability company power and authority to execute and deliver this Agreement and each Related Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite limited liability company action taken by it, and no other proceedings by the Company are necessary to authorize this Agreement and each such Related Document or to consummate the transactions contemplated hereby or thereby. This Agreement and each such Related Document have been duly and validly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, or other Laws affecting the rights of creditors generally, and to equitable principles. No further action on the part of the Company is or will be required in connection with the consummation of the transactions under this Agreement.

Section 3.03   Capitalization.

(a) The Interests (i) constitute 100% of the total issued and outstanding membership interests of the Company, (ii) have been duly authorized, and (iii) are validly issued, fully paid, and non-assessable. No other membership interests or other equity securities of the Company are authorized, issued, or outstanding.

(b) Other than this Agreement (i) there is no subscription, option, warrant, call, right, agreement, or commitment, whether written or oral, relating to the issuance, sale, delivery, or transfer (including any right of conversion or exchange under any outstanding security or other instruments) by any the Company, or by the Seller, of any membership interests or equity securities of the Company, (ii) there are no written or oral outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any outstanding Interests or other membership interests or equity securities of the Company, and (iii) there are no contracts, commitments, arrangements, understandings, or restrictions to which the Company, or the Seller or any other holder of the Company’s equity securities is bound relating to any membership interests or other equity securities of the Company (collectively, the “Interest-Related Rights”).

(c) Except as set forth in Schedule 3.03(c), neither the Seller, nor any officer, director, manager, employee, or member of the Company, nor any relative or other Affiliate of any of the foregoing, have any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business, and no such Person is indebted to the Company, nor is the Company indebted to any such Person. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

Section 3.04   Subsidiaries; Investments.

The Company does not have any equity or similar investment, directly or indirectly, in or with any subsidiary, corporation, company, partnership, association, joint venture, or other Person.

Section 3.05   Consents and Approvals; No Violation.

Neither the execution and delivery of this Agreement and the Related Documents by the Seller, nor the sale by the Seller of the Interests under this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Related Documents will (a) conflict with or result in any breach of any provision of the Fundamental Documents of the Company; (b) require any consent, approval, authorization, or permit of, or filing with, or notification to, any Governmental Authority other than those that are set out on Schedule 3.05; (c) result in a default (or give rise to any right of termination, cancellation, or acceleration) under the terms of any note, mortgage, indenture, deed of trust, real property lease, or other contract or agreement to which the Company is a party or by which the Company is bound or subject; (d) result in the creation of any encumbrance, security interest, equity, or right of others upon any of the properties or assets of the Company or under the terms, conditions, or provisions of any agreement to which the Company or its assets may be bound or affected; or (e) violate any order, writ, injunction, decree, law, statute, rule, or regulation of any Governmental Authority (“Law”) applicable to the Company or its assets.

Section 3.06  Financial Statements.

(a) The Company has delivered to the Buyer reviewed balance sheets of the Company as of December 31, 2022, and December 31, 2023, and the related consolidated statements of operations and comprehensive loss, changes in members’ equity, and cash flows for the 12-month periods then ended (collectively, the “Reviewed Financial Statements”) and the management-prepared consolidated balance sheet of the Company as of September 30, 2024 (the “Latest Balance Sheet Date”) and the related management-prepared statements of operations and comprehensive loss, changes in members’ equity, and cash flows for the period beginning on January 1, 2024, and ending on the Latest Balance Sheet Date (collectively, the “Financial Statements”).

(b) The Financial Statements, including the related notes and schedules thereto, (i) have been prepared in accordance with the books and records of the Company, which are true and complete in all material respects and which have been maintained in a manner consistent with historical practice, (ii) present fairly the non-GAAP financial condition and results of operations of the Company, which such Financial Statements purport to present as of the dates thereof and for the periods indicated therein and (iii) have been prepared on the consistent basis and in accordance with consistent policies, principles, and practices throughout the periods covered thereby (except as may be indicated therein, in the notes thereto or as summarized in Schedule 3.06). As used herein, “GAAP” means generally accepted accounting principles in the United States.

(c) Since the date of the Financial Statements, there has been no change in (i) any accounting principle, procedure, or practice followed by the Company or (ii) the method of applying any such principle, procedure, or practice.

Section 3.07  Undisclosed Liabilities.

The Company does not have any material Liabilities. For the purpose of this Section, “material” means Liabilities that, individually or in the aggregate, exceed $5,000, that are not fully reflected or reserved against in the Reviewed Financial Statements, except those that have been incurred in the ordinary course of business since the date thereof (none of which are material). There is no basis for any claim against the Company for any material Liability that is not fully reflected or reserved against in the Reviewed Financial Statements, other than obligations incurred in the ordinary course of business since the date of the Reviewed Financial Statements (none of which are material). “Liabilities” means liabilities or obligations, secured or unsecured, of any nature whatsoever, whether absolute, accrued, contingent, or otherwise, and whether due or to become due.

Section 3.08  Absence of Adverse Changes and Extraordinary Events.

Except as otherwise contemplated by this Agreement, from the date of the Reviewed Financial Statements through the date hereof, (a) the Company has not entered into any transactions other than in the ordinary course of business consistent with past practice, (b) there has not been any event that has had or may have a material adverse effect on the Company, (c) the Business has been operated only in the ordinary course and substantially in the manner that such business was heretofore conducted, (d) all vendors and contractors of the Company have been promptly paid, and (e) the Seller has used its commercially reasonable efforts to preserve the goodwill of the Company and its relationships with its employees, customers, and suppliers.

Section 3.09  Title to Assets.

The Company has good and marketable title to, or a valid leasehold or license interest in, all of its assets, properties, and interests in properties, real, personal or mixed (a) reflected on the balance sheets included in the Financial Statements, (b) acquired since the Latest Balance Sheet Date, or (c) required for or used in the conduct of its business as currently conducted, except for inventory sold in the ordinary course of business since the date of that balance sheet and accounts receivable and notes to the extent that they have been paid (collectively, the “Assets”). All of the Assets that have an individual book value in excess of $5,000 are listed in Schedule 3.09. All of the equipment, furniture, fixtures, and other personal property included in the Assets are in good operating condition and are adequate for use in the ordinary course of the Company’s business consistent with past practice with no defects that could interfere with the conduct of normal operations of such equipment, furniture, fixtures, and other personal property, except for damaged, worn, or defective items that have been written off or written down to fair market value or for which adequate reserves have been established in the Reviewed Financial Statements. All of the Assets are owned by the Company, free and clear of any Encumbrances, and no Assets are held on a consignment or lease basis.

Section 3.10  Credit Lines, Loans, Guarantees, Banks.

Schedule 3.10 describes all the loans and credit lines of the Company, including the identity of the lender, the loan amount and balance, terms, related security interests, and the identity of any guarantors. Except as set out on Schedule 3.10, (a) the Company has no indebtedness for borrowed money or other debt obligation, other than trade credit extended in the ordinary course of business by the suppliers and vendors of the Company, (b) the Company has not guaranteed the Liabilities of any third party and (c) the Company is not obligated to indemnify any third party. The full details of the Company’s bank accounts, including the names of all Persons authorized to draw thereon or make withdrawals therefrom, and the balance of each such account as of the most recent statement date, are detailed in Schedule 3.10.

Section 3.11  Labor Matters.

Except as set forth in Schedule 3.11: (a) the Company is in full compliance with all applicable Laws concerning employment and employment practices, terms, and conditions of employment and wages and hours, and it is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending or, to the Knowledge (as defined below) of the Seller, threatened before any Governmental Authority; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or, to the Knowledge of the Seller, threatened against or affecting the Company; (d) no grievance nor any arbitration proceeding arising out of or under any collective bargaining or other agreement is pending against the Company; and (e) the Company has not experienced any strike or work stoppage or other industrial dispute involving its employees in the past five (5) years. “Knowledge” means, with respect to any fact or matter, the actual knowledge of a Person, and such knowledge that they would be expected to discover after diligent inquiry concerning the existence of the fact or matter in question.

Section 3.12  Employees; Employee Benefit Arrangements.

(a) Schedule 3.12(a) is a true and complete list of the names and positions of current employees of the Company (the “Employees”) and the following compensation information for fiscal year 2023 for each Employee (as applicable): (i) annual base salary; (ii) annual bonus; (iii) commissions; (iv) benefits; (v) severance; and (vi) all other items of compensation that are in fact paid, provided, or made available to that Employee or that the Company is required to pay, provide, or make available to that Employee under any written or oral agreement, plan or other understanding or arrangement. The Company has no outstanding Liabilities (including any commission payments due) with respect to any Employee (or any dependent or beneficiary of any such Employee) that are not accrued for in the Reviewed Financial Statements. Except as set out on Schedule 3.12(a), the employment of all Employees is “at will,” and the Company may terminate the employment of each Employee at any time, for any reason or for no reason. Except as set out on Schedule 3.12(a), the Company has not offered employment to any individual who is not an Employee. The Company has delivered to the Buyer true and complete copies of employment agreements with the Employees listed on Schedule 3.12(a).

(b) “Benefit Arrangement” means any employee benefit plans, as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable Law, or other pension, savings, retirement, benefit, fringe benefit, compensation, deferred compensation, incentive, bonus, commission, profit-sharing, insurance, welfare, severance, change of control, parachute, stock option, stock purchase, or other employee benefit plan, program or arrangement, whether or not subject to any of the provisions of ERISA, whether or not funded and whether written or oral.

(c) Except as referred to in Schedule 3.12(c), the Company has no Benefit Arrangements covering former or current employees of the Company, or under which the Company has any Liability (each such Benefit Arrangement, a “Company Employee Plan”). The Company has no commitment or obligation to create any additional Benefit Arrangements or to increase benefit levels, provide any new benefits under, or otherwise change any Company Employee Plan, and no such creation, increase, or change has been proposed, made the subject of written or oral representations to employees, or requested or demanded by employees under circumstances that make it reasonable to expect that it will occur. Correct and complete copies of all Company Employee Plans are attached as part of Schedule 3.12(c).

(d) Each Company Employee Plan is and has been administered in compliance with its terms and with the requirements of applicable Law and for the exclusive benefit of the participants and beneficiaries of that Company Employee Plan. There is no pending or, to the Seller’s Knowledge, threatened legal action, arbitration, or other proceeding against the Company with respect to any Company Employee Plan, other than routine claims for benefits, that could result in Liability to the Company or to the Buyer, and there is no basis for any such legal action or proceeding. All required, declared, or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals with respect to each Company Employee Plan for all periods ending prior to or as of the date hereof have been made or properly accrued on the Financial Statements, including the balance sheets included in the Reviewed Financial Statements, or with respect to accruals properly made after the date of the Reviewed Financial Statements, on the books and records of the Company. There is no unfunded actual or potential Liability relating to any Company Employee Plan that is not reflected on the Financial Statements, including the balance sheets included in the Reviewed Financial Statements, or with respect to accruals properly made after the date of the Reviewed Financial Statements, on the books and records of the Company. Each Company Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Code has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no Tax payable on account of Section 4980B of the Code has been or is expected to be incurred as this law is not applicable to the Company. If any Company Employee Plan is, or has features that constitute, a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. §1.409A-1(a), that Company Employee Plan has been operated in compliance with Section 409A of the Code and applicable Treasury regulations thereunder and the Company has no any obligation to pay, reimburse, or indemnify any service provider in any such Company Employee Plan for Taxes resulting from the service provider’s participation in that Company Employee Plan. Except as may be required under COBRA or other Laws of general application, no Company Employee Plan obligates the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (either of severance pay or otherwise) becoming due under any Company Employee Plan, or from any of the Company, the Seller, or the Buyer, to any current or former employee or self-employed individual.

Section 3.13  Contracts; Customers.

(a) Schedule 3.13(a) sets out a list of all the written and oral contracts and commitments (including any (i) real property leases, (ii) customer contracts and customer orders (including customer contact lists), (iii) partner and supplier contracts, (iv) powers of attorney, and (v) indemnification agreements), (A) to which the Company is a party, (B) by which the Company is bound, or (C) under which the Company has performed work, or had work performed for it, in the past twenty-four (24) months (collectively, the “Contracts”) that are material to the Company (“Material Contracts”), including the following:

(i)	each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by such Company without penalty or without more than thirty (30) days’ notice;

(ii)	all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental, or other Liability of any Person;

(iii)	all Contracts relating to Intellectual Property (as defined in Section 3.19), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v)	all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Knowledge of the Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Buyer.

(c) (i) To the Knowledge of the Seller, the Company’s relationships with its customers is good, (ii) no problem or disagreement exists between the Company and any customer, and (iii) no customer has notified the Company that it intends to, nor has any customer threatened to, terminate, decrease, or otherwise modify its relationship and dealings with the Company, and the Seller does not have any reason to believe that any customer intends to take any such action, in each case whether as a result of the transactions contemplated by this Agreement or otherwise.

Section 3.14  Legal Proceedings, Etc.

There is no claim, action, proceeding, or investigation pending, nor, to the Knowledge of the Seller and/or the Company, is there any basis for or any threatened claim, action, proceeding or investigation, against or relating to the Company or the Seller before any Governmental Authority acting in an investigative or adjudicative capacity, nor has any such claim, action, proceeding or investigation been pending or, to the Knowledge of the Seller and/or the Company, threatened in the past five (5) years, and the Company is not subject to any outstanding order, writ, injunction, or decree.

Section 3.15  Taxes.

(a) (i) Except as set out on Schedule 3.15, all Tax Returns required to be filed by the Company on or before the date hereof have been filed by or on behalf of the Company. (ii) The Company has paid in full, or provided for in the Reviewed Financial Statements, all Taxes required to be paid by it through the date hereof, whether or not shown to be due on any Tax Returns. (iii) All accruals or reserves for Taxes reflected in the Reviewed Financial Statements are adequate to cover Taxes accruing with respect to or payable by the Company through the date thereof, and the Company has not incurred or accrued any Liability for Taxes subsequent to that date other than in the ordinary course of business. (iv) All Tax Returns filed or required to be filed on or before the Closing by the Company are true, correct, and complete in all material respects. (v) No Tax Return of the Company has been audited or is under audit by the relevant authorities, and the Company has not received any notice that any such Tax Return is under examination or will be audited. (vi) No extension of the statute of limitations with respect to any claim for Taxes has been granted by the Company. (vii) There are no liens or other Encumbrances for Taxes upon the assets of the Company except liens for Taxes not yet due. (viii) The Company is not party to or bound by any Tax allocation or sharing agreement, nor does it have any Liability for the Taxes of any Person other than itself under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract or otherwise. (ix) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing by the Company to any employee, independent contractor, creditor, stockholder or other Person.

(b) “Tax” and “Taxes” mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, gains, use, value added, withholding, license, occupation, privileges, payroll, and franchise taxes and stamp duties, imposed by any Governmental Authority; and those terms shall include any interest, penalties, or additions to tax attributable to those assessments. “Tax Return” means any report, statement, return, or other information required to be supplied by the Company to a taxing authority in connection with Taxes.

Section 3.16  Compliance with Law.

The Company has conducted its business in all material respects in compliance with, and it currently is in compliance with, all applicable Laws. The Company has all permits, licenses, approvals, certificates, and other authorizations, and has made all notifications, registrations, certifications, and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted. There is no action, case or proceeding pending or, to the Company’s Knowledge after due investigation, threatened by any Governmental Authority with respect to (i) any alleged violation by the Company of any Law, or (ii) any alleged failure by the Company to have any permit, license, approval, certification, or other authorization required in connection with the operation of the Business. No notice of any violation of such Laws has been received by the Company, and the Company has not received any notice that the products manufactured or sold or the services provided by the Company is not in compliance with, or do not meet the standards of, all applicable Laws.

Section 3.17  Broker’s or Finder’s Fees.

Except as set out on Schedule 3.17, neither the Seller, nor the Company, nor any Person acting on the Seller’s or the Company’s behalf, has employed an agent, broker, Person, or firm in connection with the transactions contemplated by this Agreement. To the extent that the Seller or the Company has incurred any Liability for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated by this Agreement, the Seller, and not the Company, will be solely responsible for the payment of that Liability.

Section 3.18  Related Party Transactions; Guarantees.

Except as set out on Schedule 3.18, there are no related party transactions between the Company, on the one hand, and the Seller (or any Affiliate of the Seller), on the other hand, in existence as of the Closing, and there are no Liabilities between the Seller (or any Affiliate of the Seller) and the Company that will not, by their terms or otherwise, terminate at or before the Closing. The Company has not guaranteed the Liabilities of the Seller or any other Person.

Section 3.19  Intellectual Property.

(a) “Intellectual Property” means (i) any and all inventions, technology, patents, and reissuances, continuations, continuations-in-part, divisions and reexaminations of those patents, (ii) trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, including all goodwill associated therewith, (iii) copyrightable works and copyrights (including software, databases, data, and related documentation), (iv) mask works, (v) trade secrets and confidential business information (including ideas, research, and development, know-how, processes and techniques, technical data, designs, drawings, specifications, client, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (vi) all registrations, applications, renewals, and recordings of any of the preceding items listed in this sentence. Schedule 3.19 sets out each item of Intellectual Property that is used in the conduct of the Business as currently conducted.

(b) The Company either owns the entire right, title, and interest to, or holds an existing, valid, and enforceable license to use, all the Intellectual Property used in or required for the Business as currently conducted (any such license and any required royalty payments are set out on Schedule 3.19).

(c) There are no actions instituted or, to the Knowledge of the Seller, threatened by any third party pertaining to, or challenging, the Company’s use of, or right to use, any Intellectual Property.

(d) Neither the Intellectual Property of the Company nor the conduct of the Business infringes any Intellectual Property of any third party, nor has the Company received any written assertion of any such infringement or any offer to license Intellectual Property under claim of use.

(e) To the Knowledge of the Seller, no third party is infringing upon any Intellectual Property of the Company.

(f) All current and former employees and consultants of the Company have signed (i) non-disclosure agreements related to any of the Company’s Intellectual Property rights, and (ii) agreements obligating them to assign to the Company Intellectual Property rights developed by them in the course of their service to the Company, and those agreements are currently in full force and effect.

(g) The Company has not violated or breached, nor is the Company in violation or in breach of, any confidentiality, non-competition, non-solicitation, or similar obligation of the Company to any Person.

Section 3.20  Environmental Matters.

(a) Except as set forth on Schedule 3.20, to the Knowledge of the Seller, (i) the business of the Company is being and has been conducted in compliance in all material respects with all Environmental Laws, (ii) the real property operated by the Company (including, without limitation, soil, groundwater or surface water on or under the properties and buildings thereon) (the “Affected Property”) does not contain any Regulated Substance in violation of applicable Environmental Laws (the Company does not own any real property), (iii) the Company has, and at all times has had, all permits, licenses and other approvals and authorizations required under applicable Environmental Laws, if any, for the operation of the business of the Company, (iv) the Company has not received any notice from any Governmental Authority that the Company or any of its Affiliates may be a potentially responsible party in connection with any waste disposal site or facility used by or otherwise related to the Company, (v) no reports have been filed, or have been required to be filed, by the Company concerning the release of any Regulated Substance in the violation of Environmental Laws or otherwise with respect to the violation of any Environmental Laws on or at the properties used in the business of the Company, (vi) no Regulated Substance has been disposed of, transferred, released or transported from the Affected Property, other than as permitted under applicable Environmental Law or pursuant to appropriate regulations, permits or authorizations, (vii) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of the Company or any Affiliate of the Company relating to the business of the Company, true and complete copies of which have not been delivered to the Buyer prior to the date hereof, (viii) there are no underground storage tanks on, in, or under any Affected Property and no underground storage tanks have been closed or removed from any Affected Property, (ix) the Company has not presently incurred, and the Affected Property is not presently subject to, any liabilities (fixed or contingent) relating to any suit, settlement, judgment or claim asserted a violation of Environmental Laws or arising under any Environmental Law, and (x) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or other proceedings pending or threatened against the Company or any Affiliate of the Company with respect to the Business relating to any violations, or alleged violations, of any Environmental Law, and neither the Company nor any Affiliate of the Company has received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law, and neither the Company nor any Affiliate of the Company has been notified by any Governmental Authority that it has, or may have, any liability pursuant to any Environmental Law. Schedule 3.20 includes a true and complete list of all North American Industry Classification System (NAICS) Codes applicable to the Company. The sale of the Interests to the Buyer, and the other transactions contemplated hereby, do not require any filing with, notice to, or approval or consent by, any Governmental Authority under any Environmental Law, except as disclosed in Schedule 3.05.

(b) “Environmental Laws” means any federal, state, and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement, or agreement with any Governmental Authority, (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health, or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life, or any other natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term Environmental Law includes, without limitation, (i) the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984), the Toxic Substances Control Act, the Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass, and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

(c) “Regulated Substances” means pollutants, contaminants, hazardous, or toxic substances, compounds, or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

Section 3.21  OFAC and September 24, 2001 Executive Order.

Neither the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), nor any similar list maintained by OFAC, nor the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, is applicable to the Company or the Seller.

Section 3.22  Anti-Corruption Laws.

Neither the Company, nor the Seller, nor anyone acting on any of their behalf, has directly or indirectly: (a) made, offered to make, or promised to make any payment or transfer of anything of value, directly or indirectly, to (i) anyone working in an official capacity for any Governmental Authority, including any employee of any government-owned or controlled entity or public international organization, or (ii) any political party, official of a political party, or candidate for political office, in order to obtain or retain business, or secure any improper business advantage, except for the payment of fees required by Law to be paid to Governmental Authorities, (b) made any unreported political contribution, (c) made or received any payment that was not legal to make or receive, (d) engaged in any transaction or made or received any payment that was not properly recorded on its books, (e) created or used any “off-book” bank or cash account or “slush fund”, or (f) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the United Kingdom Bribery Act 2010, as amended.

Section 3.23  Privacy.

The Company has not been accused of any violation of any data protection or privacy Law, nor, to the Seller’s Knowledge, are there facts that would reasonably form the basis for such an accusation. The Company has implemented commercially reasonable technological measures to protect personal information collected from individuals from loss, theft, and unauthorized access or disclosure.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof as follows:

Section 4.01  Organization.

The Buyer is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, and it has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now conducted.

Section 4.02  Authority Relative to this Agreement.

The Buyer has full corporate power and authority to execute and deliver this Agreement and each Related Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Document to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite corporate action taken by the Buyer, and no other corporate proceedings by the Buyer are necessary to authorize this Agreement and each such Related Document or to consummate the transactions contemplated hereby or thereby. This Agreement and each such Related Document have been duly and validly executed and delivered by the Buyer and constitute the valid and binding obligations of the Buyer, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, or other Laws affecting the rights of creditors generally, and to equitable principles. Except for certain forms, statements, documents, and reports as may be required by the Securities and Exchange Commission to be filed or furnished by the Buyer, no further action on the part of the Buyer is or will be required in connection with the consummation of the transactions under this Agreement.

Section 4.03  Consents and Approvals; No Violation.

Neither the execution and delivery by the Buyer of this Agreement and each Related Document to which it is a party, nor the purchase by the Buyer of the Interests under this Agreement, nor the consummation of the other transactions contemplated by this Agreement and the Related Documents to which it is a party will (a) conflict with or result in any breach of any provision of the Fundamental Documents of the Buyer, or (b) violate any Laws applicable to the Buyer.

Section 4.04 Broker’s or Finder’s Fees.

Neither the Buyer, nor any Person acting on the Buyer’s behalf, has employed an agent, broker, Person, or firm acting on behalf of the Buyer in connection with the transactions contemplated hereby. To the extent the Buyer has incurred any Liabilities for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated hereby, the Buyer will be solely responsible for the payment of those Liabilities.

Article V
[Reserved]

Article VI
Closing Deliveries

Section 6.01  Seller’s and the Company’s Deliveries.

At the Closing, the Seller and the Company shall deliver, or shall cause to be delivered, to the Buyer the following:

(a) The Assignment Agreement, duly executed by the Seller.

(b) Copies of resignations, in form and substance reasonably satisfactory to the Buyer, of each individual serving as an officer (or on a similar governing body) of the Company, including: (i) Kyle Stoner serving as President and Chief Executive Officer of the Company; (ii) Derek Morgan serving as Executive Vice President of the Company; (iii) Ryan Gehris serving as Senior Vice President of the Company; (iv) Rose Corey serving as Senior Vice President and Managing Broker of the Company; and (v) Stuart Daroca, serving as Executive Vice President of the Company; all such resignations to be effective as of the date hereof.

(c) A certification meeting the requirements of Treasury Regulations Section 1.1446(f)-2(b)(2) to the effect that the Seller is not a foreign Person within the meaning of Section 1446(f) of the Internal Revenue Code of 1986, as amended (“Code”), duly executed by the Seller and in form and substance reasonably satisfactory to the Buyer.

(d) Such other documents or instruments as the Buyer requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.02  Buyer’s Deliveries.

At the Closing, the Buyer shall deliver to the Seller the following:

(a) The Assignment Agreement, executed by the Buyer.

Article VII
TAX MATTERS

Section 7.01  Sales and Transfer Taxes.

All sales and transfer Taxes (including all stock transfer Taxes, if any) incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby will be borne by the Seller, and the Seller shall, at the Seller’s own expense, file all necessary Tax Returns and other documentation with respect to all such sales and transfer Taxes, and, if required by applicable Law, the Buyer will join in the execution of any such Tax Returns or other documentation.

Section 7.02  Other Tax Matters.

(a) To the extent that there are (i) any Taxes payable by the Company with respect to any period (whether or not constituting taxable years or otherwise recognized taxable periods) through the Closing Date or (ii) any refunds of Taxes due to the Company with respect to any period through the Closing Date, the Seller shall be liable for all of those Taxes or entitled to those refunds of Taxes with respect to the Company for all periods ending on or prior to the Closing Date, including the portion ending on the Closing Date of any period that includes the Closing Date (“Pre-Closing Taxes”). The Company shall be liable for any Taxes or entitled to refunds of Taxes with respect to the Company for periods beginning after the Closing Date, including the portion beginning after the Closing Date of any taxable period that includes the Closing Date. The parties shall cooperate fully in connection with the filing of Tax Returns for any period that includes the Closing Date, including by providing copies of those Tax Returns to the other party before filing, and each party will bear its own costs associated with preparation and filing of those Tax Returns. In any instance in which the Buyer or the Company is required to file or cause to be filed Tax Returns covering a period commencing before but ending after the Closing, the Seller shall furnish all information and records reasonably available to the Seller and reasonably requested by the Buyer or the Company and necessary or appropriate for use in preparing those Tax Returns. Any Taxes for a period commencing prior to but ending after the Closing shall be apportioned, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the basis of the actual activities, taxable income or taxable loss of the Company, or any of them, as applicable, during the periods before and after the Closing.

(b) If the Seller and the Buyer disagree as to the amount of Taxes for which the Seller, on the one hand, and the Buyer, on the other hand, are liable under this Agreement, the Seller and the Buyer shall appoint Independent Accountants (as defined in Section 9.01 below) to act as arbitrator to resolve that dispute. All determinations by that arbitrator shall be final and binding on the parties and all fees and expenses of that arbitrator shall be shared equally by the Seller, on the one hand, and the Buyer, on the other hand.

Article VIII
INDEMNIFICATION

Section 8.01  Survival.

The covenants and agreements contained herein shall survive the Closing unless and until they are otherwise terminated by their own terms. All representations and warranties contained herein and all related rights to indemnification shall survive the Closing Date through the date that is twenty-four (24) months after the Closing Date, unless and until they are otherwise terminated by their own terms; provided that the Company Fundamental Representations and the Buyer Fundamental Representations and all related rights to indemnification shall each survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations period or until the expiration of the period in which any regulatory authority has the power to make any claims, assessment, or reassessment with respect thereto, whichever is longer. The “Company Fundamental Representations” means those representations and warranties made in Section 2.01, Section 2.02, Section 2.03, Section 2.04, Section 2.05, Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.15, and Section 3.17. The “Buyer Fundamental Representations” means those representations and warranties made in Section 4.01, Section 4.02, Section 4.03, and Section 4.04.

The date upon which any representation, warranty, covenant or agreement contained in this Agreement shall terminate, if any, is called the “Survival Date”.

Section 8.02  Indemnification by the Seller.

Subject to the terms and conditions of this Article VIII, from and after the Closing, the Seller and the Parent shall, jointly and severally, save, defend, and indemnify the Buyer and its Affiliates (including, after the Closing, the Company), successors and assigns and their respective directors, officers, members, managers, employees, consultants, contractors, professional advisors, and other agents and representatives (collectively, “Buyer Indemnified Persons”) against, and shall hold them harmless from, any and all claims, Liabilities, losses, costs and expenses, of every kind, nature, and description, fixed or contingent (including reasonable fees and expenses of lawyers, accountants, and other professionals in connection with any action, claim, or proceeding relating thereto or seeking enforcement of obligations hereunder) (“Losses”) arising out of:

(a) any breach, inaccuracy, or untruth of any representation or warranty of the Seller or the Parent in this Agreement or any Related Document, or facts or circumstances constituting any such breach, inaccuracy or untruth;

(b) any breach of any covenant or agreement of the Seller or the Parent in this Agreement or any Related Document;

(c) Pre-Closing Taxes;

(d) any audit by any Taxing authority related to (i) any Tax Return of the Company for any Tax period ending on or before the Closing Date, including the portion ending on the Closing Date of any period that includes the Closing Date or (ii) any alleged payment or non-payment by the Company or the Seller of any Tax for any such period;

(e) any Tax Liability of the Company arising as a result of the transactions contemplated by this Agreement or any of the Related Documents;

(f)   actions, activities, or omissions of, or events involving, the Company prior to the Closing, notwithstanding any disclosure in this Agreement, on any Schedule or otherwise, except for (i) Liabilities of the Company to perform obligations arising after the Closing under (A) the Material Contracts listed in Schedule 3.13(a) and (B) sales and purchase orders entered into in the ordinary course of business, and (ii) Liabilities reflected in the Reviewed Financial Statements;

(g) any Liability of the Company arising as a result of or in connection with its failure to obtain an employer identification number (EIN) from the Internal Revenue Service (IRS); or

(h) any and all costs, fees and expenses (including reasonable attorneys’ fees) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in successfully enforcing the indemnity under this Section 8.02.

Section 8.03  Indemnification by the Buyer.

Subject to the terms and conditions of this Article VIII, from and after the Closing, the Buyer shall save, defend, and indemnify the Seller, the Parent and its Affiliates, successors and assigns and their respective directors, officers, members, managers, employees, consultants, contractors, professional advisors, and other agents and representatives (collectively, “Seller Indemnified Persons”) against, and shall hold them harmless from, any Losses arising out of:

(a) any breach, inaccuracy, or untruth of any representation or warranty of the Buyer in this Agreement or any Related Document, or facts or circumstances constituting any such breach, inaccuracy or untruth;

(b) any breach of any covenant or agreement of the Buyer in this Agreement or any Related Document;

(c) any and all costs, fees and expenses (including reasonable attorneys’ fees) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in successfully enforcing the indemnity under this Section 8.03.

Section 8.04  Assertion of Claims.

No claim for indemnification shall be brought under Section 8.02 or Section 8.03 unless the Buyer (on behalf of the Buyer Indemnified Persons) or the Seller or the Parent (on behalf of the Seller Indemnified Persons) (the “Indemnified Party”), at any time prior to the applicable Survival Date, gives the Seller or the Buyer, respectively (the “Indemnifying Party”) (a) written notice of the existence of that claim, specifying the nature and basis of that claim and the amount of that claim, to the extent known or (b) written notice under Section 8.05 of any Third Person Claim, the existence of which might give rise to such a claim.

Section 8.05 Notice and Defense of Third Person Claims.

The obligations of the Indemnifying Party with respect to Losses resulting from the assertion of Liability by third parties (each, a “Third Person Claim”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall promptly give written notice to the Indemnifying Party of any Third Person Claim that might give rise to any Losses by the Indemnified Party, stating the nature and basis of that Third Person Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay. That notice shall be accompanied by copies of all available relevant documentation with respect to that Third Person Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other related document or instrument.

(b) If the Indemnifying Party acknowledges in a writing delivered to the Indemnified Party that the Indemnifying Party is obligated under the terms of its indemnification obligations hereunder in connection with a Third Person Claim, then the Indemnifying Party shall have the right to assume the defense of that Third Person Claim at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party; except, that the Indemnifying Party shall not have the right to assume the defense of any Third Person Claim, notwithstanding the giving of that written acknowledgment, if (i) the Indemnified Party has been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because those interests could be in conflict with those of the Indemnifying Party, (ii) the action or proceeding involves any client, customer, service provider, supplier or other business relation of the Buyer or any of its Affiliates or any matter that is material to the Buyer beyond the scope of the indemnification obligation of the Seller, or (iii) the Indemnifying Party shall not have assumed the defense of the Third Person Claim in a timely fashion. For purposes of this Section 8.05(a)(iii), “timely fashion” shall mean before any responsive pleading is due for a suit filed in the Third Person Claim, or before any substantial prejudice can be identified by the Indemnified Party for a delay or failure to give notice, whichever is sooner.

(c) If the Indemnifying Party assumes the defense of a Third Person Claim in accordance with Section 8.05(b) (under circumstances in which the exception in Section 8.05(a) (is not applicable), the Indemnifying Party shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Party in connection with the defense of that Third Person Claim. If the Indemnifying Party does not exercise its right to assume the defense of a Third Person Claim by giving the written acknowledgement referred to in Section 8.05(a), or is otherwise restricted from so assuming by the exception in Section 8.05(a), the Indemnifying Party shall nevertheless be entitled to participate in that defense with its own counsel and at its own expense; and in any such case, the Indemnified Party shall assume the defense of the Third Person Claim at the Indemnifying Party’s expense, and shall act reasonably and in accordance with its good faith business judgment and the Indemnifying Party’s duty to indemnify under Section 8.02 shall continue to apply.

(d) If the Indemnifying Party exercises its right to assume the defense of a Third Person Claim, the Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party proposes the settlement of any claim which is capable of settlement by the payment of money only and demonstrates to the reasonable satisfaction of the Indemnified Party that the proposal is acceptable to the claimant and that the Indemnifying Party has the ability to pay the amount required to settle the claim, and the Indemnified Party does not consent thereto within thirty (30) days after the receipt of written notice thereof, any Losses incurred by the Indemnified Party in excess of the proposed settlement shall be at the sole expense of the Indemnified Party.

Section 8.06  Effect of Investigation.

No Buyer Indemnified Person’s right to indemnification under Section 8.02 shall be affected by any investigation conducted by, or any Knowledge of, any Buyer Indemnified Person related to (a) any representation or warranty of the Seller set out in this Agreement or (b) any covenant of the Seller in this Agreement, whether conducted or acquired before or after the Closing Date.

Section 8.07  Damages Limitation.

None of the Buyer or the Seller shall be liable under this Agreement, including under Section 8.02 or Section 8.03, or in a matter relating to this Agreement, for consequential, special, incidental, exemplary, or punitive damages, or damages for diminution in value, lost profits or lost business opportunity, except (a) in the case of fraud, (b) to the extent that a Buyer Indemnified Person or Seller Indemnified Person, respectively, is required to pay those types of damages to a third party in connection with a matter for which the Buyer Indemnified Person or Seller Indemnified Person, respectively, is entitled under Section 8.02 or Section 8.03 to be indemnified.

Section 8.08  Right of Set-Off.

The Buyer shall have the right to set-off, appropriate, and apply any and all amounts that may be owed by the Buyer to the Seller, whether unpaid or paid into escrow at the time of such set-off, against the obligations and liabilities of the Seller and/or the Company to the Buyer pursuant to this Agreement, any Related Document, or otherwise. The exercise of such right of set-off by the Buyer shall not constitute a breach by the Buyer of this Agreement or the agreement underlying such obligation.

Article IX
OTHER AGREEMENTS

Section 9.01  Expenses.

Except as otherwise provided in this Agreement (including in Section 8.02), the Seller and the Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Documents, and the transactions contemplated hereby and thereby. Specifically, without limiting Section 8.02, acquisition-related expenses will be paid by the party for whose benefit the expenses were incurred and not by the Company. Also, without limiting Section 8.02, the Buyer shall be responsible for fees, commissions, expenses, and reimbursements incurred by or required to be paid to their professional advisors, and the Seller shall be responsible for the fees, commissions, expenses, and reimbursements incurred by or required to be paid to the Seller’s professional advisors.

Section 9.02  Further Assurances.

Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the sale of the Interests and the other transactions contemplated by this Agreement and the Related Documents. From time to time after the Closing Date, the Seller shall, at the Seller’s own expense and without further consideration, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Interests and to more effectively consummate the transactions contemplated by this Agreement (including transferring any assets used in the Business) without any further consideration therefor.

Section 9.03  Public Announcements.

The Buyer and the Seller shall not issue any press release or otherwise make any public statement with respect to this Agreement or the Related Documents or the transactions contemplated hereby and thereby without the prior written consent of the other party in each instance.

Section 9.04 Provision of In-Kind Services.

Within thirty (30) calendar days of the Closing Date, the Buyer (or an affiliate of the Buyer), Seller and the Parent shall enter into a service agreement related to the provision of In-Kind Services by the Buyer to the Seller and the Parent required by Section 1.02(a) above (the “In-Kind Services Agreement”). The In-Kind Services Agreement shall provide that the Parent shall own all rights, title and interests (including all Intellectual Property rights) in and to the deliverables produced by the Buyer pursuant to such agreement; provided that the Buyer shall retain all right, title and interest in such Intellectual Property rights owned by the Buyer used in the creation of such deliverable, but will be required to provide an appropriate licenses to the Parent for the use of such deliverables.

Article X
MISCELLANEOUS

Section 10.01   Amendment and Modification.

This Agreement may be amended, modified or supplemented only by a written instrument executed by the Seller and the Buyer.

Section 10.02   Waiver of Compliance.

Except as otherwise provided in this Agreement, no failure of any of the parties to comply with any term or provision of this Agreement shall be waived, except by a written instrument signed by the party granting that waiver. No such waiver, nor any failure to insist upon strict compliance with any term or provision of this Agreement, shall operate as a waiver of that term or provision of this Agreement or any subsequent or other failure or breach.

Section 10.03   Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to Seller:	Unreal Estate LLC Attention: E-mail:

If to Parent:	Unreal Estate Inc. Attention: E-mail:

with a copy to:	Sterlington, PLLC Attention: Email:

If to Buyer:	reAlpha Tech Corp. Attention: Email:

with a copy to:	OGC Solutions LLP Attention: Email:

Section 10.04  Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05  Severability.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06  Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties may assign their rights or obligations hereunder without the prior written consent of the other parties. Any assignment by the Buyer will require consent of only the Seller. No assignment shall relieve the assigning party of any of its obligations.

Section 10.07  No Third-Party Beneficiaries.

Except for the indemnification provisions in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08  Entire Agreement.

This Agreement and the Related Documents, including the schedules, exhibits, certificates and other documents referred to herein and therein, embody the entire agreement and understanding of the parties to this Agreement in respect of the transactions contemplated by this Agreement and supersede all prior and contemporaneous agreements, warranties, representations and understandings (verbal or otherwise) between the parties with respect thereto; provided, however, that certain provisions of the Confidentiality, Non-Disclosure, and Standstill Agreement by and between the Buyer and the Company made as of October 31, 2024 (the “NDA”), shall survive for three (3) years after termination of the NDA, as more fully set forth therein. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such other documents delivered pursuant to this Agreement.

Section 10.09  No Strict Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.10  Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (i) agrees that it shall not oppose the granting of such specific performance or relief and (ii) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 10.11  Counterparts.

This Agreement may be executed in any number of counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy (including PDF via email or DocuSign) of a signature on this Agreement shall be acceptable as, and deemed to be, an original signature.

Section 10.12  No Strict Construction.

Each of the parties acknowledges that this Agreement has been prepared jointly by the parties, and it shall not be strictly construed against either party.

Section 10.13   Governing Law.

This Agreement shall be governed by the laws of the State of Delaware as to all matters, including matters of validity, construction, effect, performance, and remedies, without giving effect to any choice or conflict of law provision or rule, whether in the State of Delaware or any other jurisdiction, that would result in the application of any Laws other than the Laws of the State of Delaware.

Section 10.14  Submission to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in Kent County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 10.15

WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS.]

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

reAlpha Tech Corp.

By:	/s/ Giri Devanur
Name:	Giri Devanur
Title:	Chief Executive Officer

COMPANY:

USRealty Brokerage Solutions, LLC

By Its Sole Member:

Unreal Estate LLC

By:	/s/ Kyler Stoner
Name:	Kyle Stoner
Title:	Chief Executive Officer

SELLER:

Unreal Estate LLC

By:	/s/ Kyler Stoner
Name:	Kyler Stoner
Title:	Chief Executive Officer

PARENT:

Unreal Estate Inc.

By:	/s/ Kyler Stoner
Name:	Kyler Stoner
Title:	Chief Executive Officer

Exhibits

Exhibit A	Assignment of Membership Interest

Schedules

Schedule 3.01	Organization; Qualification
Schedule 3.03(c)	Interests in Company Property; Indebtedness
Schedule 3.05	Required Consents
Schedule 3.06	GAAP Disclosures
Schedule 3.09	Material Assets
Schedule 3.10	Loans; Bank Account Information
Schedule 3.11	Labor Matters
Schedule 3.12(a)	Employee Information
Schedule 3.12(c)	Employee Plans and Liabilities
Schedule 3.13(a)	Contracts
Schedule 3.15	Taxes
Schedule 3.17	Broker’s or Finder’s Fees
Schedule 3.18	Related Party Transactions
Schedule 3.19	Intellectual Property
Schedule 3.20	Environmental Matters

EXHIBIT A

Assignment of Membership Interest

(attached)

Exhibit 99.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

UNREAL ESTATE INC.

CONVERTIBLE PROMISSORY NOTE

Principal Amount:	Date of Issuance:

$60,000.00 USD	November 19, 2024

For value received, Unreal Estate Inc. (f/k/a Abode Technologies, Inc.), a Delaware corporation (the “Company”), promises to pay to the order of reAlpha Tech Corp. (the “Holder”), the principal amount set forth above, together with interest accruing thereon at the rate set forth herein, and any and all other sums which may be owing to the Holder on or before the Maturity Date (as defined below). Capitalized terms not otherwise defined in this Note shall have the meanings set forth in Section 7(a).

1. Note Offering. This convertible promissory note (this “Note”) is one of a series of convertible promissory notes (collectively, the “Offering Notes”) issued by the Company to investors with identical terms and on the same form as set forth herein (except that the holder, principal amount and date of issuance may differ in each Offering Note).

2. Interest. Interest shall accrue on the outstanding principal amount of this Note at a simple rate equal to nine percent (9%) per annum. Interest shall accrue from the date hereof and shall continue to accrue on the outstanding principal amount until paid in full or converted. Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

3. Maturity. Unless this Note is converted in full in accordance with the terms of Section 7, or extended by the written consent of the holders of a majority-in-interest of the aggregate principal amount of the Offering Notes (the “Requisite Holders”), the entire outstanding principal balance of this Note and all unpaid accrued interest thereon shall become fully due and payable on the four-year anniversary of the date of issuance of this Note (the “Maturity Date”).

4. Payments Generally. All payments of interest and principal, if any, on this Note shall be paid in lawful money of the United States of America at the principal office of the Holder, or at such other place as the Holder may from time to time designate in writing to the Company.

5. Application of Payments. All payments, if any, shall be applied first, to the repayment of accrued interest until all then outstanding accrued interest has been paid in full, and second, to the repayment of principal until all principal has been paid in full.

6. Prepayment. Subject to the approval of the Requisite Holders, the Company may prepay the principal balance of this Note, and any interest accrued thereon, in whole or in part at any time or from time to time upon not less than five (5) Business Days prior written notice to the Holder.

7. Conversion Rights. This Note will be convertible into shares of Capital Stock pursuant to the following terms:

(a) Definitions. For the purposes of this Note, the following definitions apply:

(i) “Business Day” means a day on which commercial banks (as such term is defined in Section 3(a)(2) of the Securities Act) are open for business in the city of Chicago, Illinois.

(ii) “Capital Stock” means the capital stock of the Company, including, without limitation, the Company’s Common Stock and Preferred Stock.

(iii) “Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

(iv) “Common Stock” means the Company’s common stock, par value $0.001 per share.

(v) “Company Capitalization” means the sum, as of immediately prior to the Equity Financing, of: (1) all shares of Capital Stock (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding Converting Securities; and (2) all shares of Common Stock reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Equity Financing.

(vi) “Conversion Price” means either: (1) the Valuation Cap Price or (2) the Discount Price, whichever calculation results in a greater number of shares of Shadow Preferred Stock.

(vii) “Convertible Amount” means the aggregate amount of the outstanding principal balance of this Note and all accrued and unpaid interest thereon, calculated as of the date of conversion.

(viii) “Converting Securities” includes this Note, the other Offering Notes and other convertible securities issued by the Company, including but not limited to: (i) other convertible promissory notes and convertible debt instruments; (ii) Simple Agreements for Future Equity (SAFEs); and (iii) convertible securities that have the right to convert into shares of Capital Stock.

(ix) “Direct Listing” means the Company’s initial listing of its Common Stock (other than shares of Common Stock not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the SEC that registers shares of existing capital stock of the Company for resale, as approved by the Company’s board of directors. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten offering and shall not involve any underwriting services.

(x) “Discount Price” means the price per share of the Standard Preferred Stock sold in the Equity Financing multiplied by the Discount Rate.

(xi) “Discount Rate” means eighty percent (80%).

(xii) “Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed valuation, including but not limited to, a pre-money or post-money valuation.

(xiii) “Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act.

(xiv) “Liquidity Event” means a Change of Control, a Direct Listing or an Initial Public Offering.

(xv) “Liquidity Price” means the price per share equal to the fair market value of the Common Stock at the time of the Liquidity Event, as determined by reference to the purchase price payable in connection with such Liquidity Event, multiplied by the Discount Rate.

(xvi) “Preferred Stock” means all series of the Company's preferred stock, whether now existing or hereafter created.

(xvii) “Shadow Preferred Stock” means the shares of the series of Preferred Stock issued to the Holder in an Equity Financing, having the identical rights, privileges, preferences and restrictions as the shares of Standard Preferred Stock, other than with respect to: (i) the per share liquidation preference and the initial conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; and (ii) the basis for any dividend rights, which will be based on the Conversion Price.

(xviii) “Standard Preferred Stock” means the shares of a series of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

(xix) “Valuation Cap” means Twenty-Five Million Dollars ($25,000,000).

(xx) “Valuation Cap Price” means the price per share equal to the Valuation Cap divided by the Company Capitalization.

(b) Equity Financing. On the initial closing of an Equity Financing, this Note shall automatically convert into the number of shares of Shadow Preferred Stock (rounded down to the nearest whole number) equal to the Convertible Amount divided by the Conversion Price. Notwithstanding the foregoing, the Company may, at its option, pay any unpaid accrued interest on this Note in cash at the time of conversion. In connection with the automatic conversion of this Note into shares of Shadow Preferred Stock, the Holder will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents (i) are the same documents to be entered into with the purchasers of Standard Preferred Stock, with appropriate variations for the Shadow Preferred Stock if applicable, and (ii) have customary exceptions to any drag-along applicable to the Holder, including (without limitation) limited representations, warranties, liability and indemnification obligations for the Holder.

(c) Liquidity Event. If there is a Liquidity Event prior to the conversion of this Note pursuant to Section 7(b) or Section 7(d) or the repayment of this Note in full, the Holder shall automatically be entitled to receive an amount equal to the greater of (i) the outstanding principal balance of this Note plus all accrued and unpaid interest thereon; or (ii) the amount payable on the number of shares of Common Stock (rounded down to the nearest whole share) equal to the Convertible Amount divided by the Liquidity Price, such amount, in each case, due and payable to the Holder immediately prior to, or concurrent with, the consummation of the Liquidity Event. If any of the Company’s securityholders are given a choice as to the form and amount of proceeds to be received in a Liquidity Event, the Holder will be given the same choice; provided that the Holder may not choose to receive a form of consideration that the Holder would be ineligible to receive as a result of the Holder’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

(d) Maturity Conversion. At any time after the Maturity Date, at the election of the Holder, this Note will convert into that number of shares of Common Stock (rounded down to the nearest whole share) equal to the Convertible Amount divided by the Valuation Cap Price. Notwithstanding the foregoing, the Company may, at its option, pay any unpaid accrued interest on this Note in cash at the time of conversion.

(e) Mechanics and Effects of Conversion. Upon the conversion of this Note pursuant to Section 7(b), Section 7(c), or Section 7(c) the Holder shall surrender to the Company this original Note, duly endorsed, at the principal office of the Company, for cancellation or, in the event the original of this Note cannot be located, an affidavit of lost convertible note. The Company shall, not later than five (5) Business Days thereafter, issue and deliver to the Holder at the address specified by the Holder, copies of the Company’s Amended and Restated Investors Rights Agreement, dated as of March 4, 2022 (as may be amended from time to time) or any other similar agreement among the stockholders of the Company (the “Stockholders Agreements”), duly amended to reflect the admission of the Holder as a stockholder of the Company and the Holder’s ownership percentage of the Company as of the date of conversion. Prior to issuance of Shadow Preferred Stock or Common Stock, as applicable, the Holder shall have signed and delivered to the Company a counterpart signature page to any Stockholders Agreements to which it is to be a party upon issuance of such Shadow Preferred Stock or Common Stock; and upon receipt of the countersigned Stockholders Agreements, the Company shall issue one or more certificates to the Holder evidencing the number of shares of Shadow Preferred Stock or Common Stock, as applicable, issuable to the Holder. Satisfaction of the obligations of the Holder under this Section 7(e) shall be a condition precedent to the obligations of the Company hereunder to issue the Shadow Preferred Stock or Common Stock, as applicable, upon conversion, and the Company shall not be required to issue the Shadow Preferred Stock or Common Stock in the event of the Holder’s failure to comply with this Section 7(e) within ten (10) Business Days of written notice from the Company; provided, however, that such failure shall not impair, extinguish or relieve the Company its obligations to pay all unpaid principal, accrued and unpaid interest thereon and all expenses and fees to which the Holder would be entitled hereunder had a conversion election not been made.

(f) Cancellation of Note. Upon conversion of this Note in accordance with this Section 7, this Note shall thereupon be cancelled and deemed paid in full and the Company’s obligations hereunder terminated, whether or not this Note has been surrendered for cancellation.

8. Company Representations.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this Note is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to Section 8(d)). This Note constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this Note do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this Note, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Stock issuable pursuant to Section 7.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

9. Holder’s Representations.

(a) The Holder has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder. This Note constitutes valid and binding obligation of the Holder, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Holder is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act and acknowledges and agrees that if not an accredited investor at the time of an Equity Financing, the Company may void this Note and return all principal and unpaid accrued interest. The Holder has been advised that this Note and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Holder is purchasing this Note and the securities to be acquired by the Holder hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Holder’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

(c) The Holder acknowledges that it has received all the information it considers necessary or appropriate to enable it to make an informed decision concerning an investment in this Note and the underlying securities, and that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Note and the underlying securities. The Holder confirms that the Company has not given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in this Note and the underlying securities. In deciding to purchase this Note and the underlying securities, the Holder is not relying on the advice or recommendations of the Company and has made its own independent decisions that the investment in this Note and the underlying securities is suitable and appropriate for the Holder. The Holder understands that no federal or state agency has passed upon the merits or risks of an investment in this Note and the underlying securities or made any finding or determination concerning the fairness or advisability of this investment.

(d) If the Holder is an individual, then the Holder resides in the state or province identified in the address shown on the Holder’s signature page hereto. If the Holder is a partnership, corporation, limited liability company or other entity, then the Holder’s principal place of business is located in the state or province identified in the address shown on the Holder’s signature page hereto.

(e) If the Holder is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Holder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for this Note and the underlying securities, including (i) the legal requirements within its jurisdiction for the purchase of this Note and the underlying securities; (ii) any foreign exchange restrictions applicable to such purchase; (iii) any governmental or other consents that may need to be obtained; and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, conversion, redemption, sale, or transfer of this Note and the underlying securities. The Holder’s subscription and payment for and continued beneficial ownership of this Note and the underlying securities will not violate any applicable securities or other laws of the Holder’s jurisdiction. The Holder acknowledges that the Company has taken no action in foreign jurisdictions with respect to this Note and the underlying securities.

10. Event of Default. If there shall be any Event of Default hereunder (as defined below), at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under any of Sections 10(b) or 10(c)), this Note shall accelerate, all principal and unpaid accrued interest shall become immediately due and payable, and the Holder shall have all rights and remedies granted under this Note and applicable law. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing;

(b) An involuntary petition or proceeding is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any assets of the Company;

(c) The Company materially breaches this Note and such breach is not cured by the Company within thirty (30) days after the Company receives written notice of such breach from the Holder; or

(d) The Company adopts a resolution and institutes proceedings for the liquidation, dissolution or winding up of the Company.

11. Amendments and Waivers. The Company’s agreements with each of the holders of the Offering Notes are separate agreements, and the sales of the Offering Notes to each of the holders thereof are separate sales. Notwithstanding the foregoing, any terms of this Note and any other Offering Notes may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Requisite Holders. Any waiver or amendment effected in accordance with this Section 11 will be binding upon each holder of an Offering Note and each future holder of all such Offering Notes. The Holder acknowledges and agrees that by the operation of this Section 11, the Requisite Holders will have the right and power to diminish or eliminate all rights of the Holder under this Note.

12. Governing Law. This Note and all matters arising out of or relating to this Note, whether sounding in contract, tort or statute, shall be governed by the laws of the State of Delaware without reference to the conflict of laws principles thereof, even though for the convenience and at the request of the Company, this Note may be executed and delivered elsewhere.

13. Waiver of Jury Trial. THE COMPANY AND THE HOLDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE COMPANY AND THE HOLDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS NOTE OR THE SUBJECT MATTER HEREOF. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE COMPANY AND THE HOLDER, AND THE COMPANY AND THE HOLDER EACH HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.

14. Security and Priority. The OFFERING NoteS will be general unsecured obligationS of the Company, subordinate in right to all current and future indebtedness of the Company representing borrowed money from banks, commercial finance lenders or other institutions regularly engaged in the business of lending money (whether or not such indebtedness is secured).

15. Pari Passu Notes. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Offering Notes. In the event the Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Offering Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the other Offering Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

16. Notices. All notices, requests or other communications required or permitted to be delivered hereunder will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant email address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

17. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

18. Miscellaneous. This Note constitutes the full and entire understanding and agreement between the parties with respect to the subject hereof. The interest rate or rates required by this Note shall not exceed the maximum rate permissible under applicable laws. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions will be excluded from this Note and the balance of this Note will be interpreted as if such provisions were so excluded and this Note will be enforceable in accordance with its terms. This Note shall bind the Company and its successors and assigns. The rights under and benefits of this Note shall inure to the Holder and its heirs, personal representatives, successors, and assigns. For the purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Note include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) references in this Note to “Sections,” “subsections,” “paragraphs,” “clauses” and other subdivisions without reference to a document are to designated Sections, subsections, paragraphs, clauses and other subdivisions of this Note; (iii) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Note as a whole and not to any particular provision; (iv) the word “including” means “including, but not limited to,”; (v) the word “or” shall be disjunctive but not exclusive; (vi) the term “shares” refers to shares, interests or other measurements representing equity ownership in the Company; (vii) references herein to any law shall be deemed to refer to such law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (viii) the headings and captions contained in this Note are for convenience only and shall not affect the construction or interpretation hereof; and (ix) if the last day for the giving of any notice or the performance of any act required or permitted under this Note is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

19. No Broker’s Fees. The Company and Holder each represent that it neither is nor will be obligated to pay any finder’s fee, broker’s fee or commission in connection with this Note. The Holder agrees to indemnify and to hold the Company harmless from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this Note (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and to hold the Holder harmless from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this Note (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

20. Costs and Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Note.

21. Transfer. Notwithstanding anything herein to the contrary, the Holder shall not sell, assign, transfer, convey, or pledge (each, a “Transfer”) its interest in this Note without the prior written consent of the Company, exercisable in its sole and absolute discretion, and surrender of this Note to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company; provided, however, that this Note may be assigned without the Company’s consent by the Holder (i) to the Holder’s estate, heirs, executors, administrators, guardians and/or successors in the event of Holder’s death or disability, or (ii) to any other entity that directly or indirectly, controls, is controlled by or is under common control with the Holder. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

22. No Rights as a Stockholder. This Note, as such, shall not entitle the Holder to any rights as a stockholder of the Company. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights and privileges of the Holder, shall cause the Holder to be deemed to be a stockholder of the Company, or to have any rights of a stockholder of the Company for any purpose under law or equity.

23. Counterpart; Facsimile Signatures. This Note may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Note may be executed and delivered by facsimile, or by e-mail in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has duly executed and delivered this Note as of the date first written above.

COMPANY:

UNREAL ESTATE INC.

By:	/s/ Kyle Stoner
Name:	Kyle Stoner
Title:	Chief Executive Officer

Address:

Email:

IN WITNESS WHEREOF, the undersigned have caused this Note to be duly executed and delivered.

INVESTOR:

REALPHA TECH CORP.

By:	/s/ Giri Devanur
Name:	Giri Devanur
Title:	Chief Executive Officer

Address:

Phone:

Email:

State of Formation: DE

[Signature Page to Convertible Promissory Note]

Exhibit 99.2

reAlpha Acquires USRealty and Invests in Unreal Estate to Gain Ability to Expand into 33 U.S. States

Dublin, Ohio – November 21, 2024 – reAlpha Tech Corp. (“reAlpha” or the “Company”) (Nasdaq: AIRE), a real estate technology company developing and commercializing artificial intelligence (“AI”) technologies, today announces the acquisition of USRealty Brokerage Solutions, LLC (“US Realty”) and an investment into Unreal Estate Inc. (“Unreal”).

In connection with the acquisition and investment, US Realty entered into a services agreement with a broker from Unreal Estate LLC to provide broker services and facilitate access to brokerage licenses in up to 33 U.S. states. This agreement is expected to enable reAlpha’s expansion into such states, subject to the completion of all applicable regulatory and legal requirements. reAlpha expects to continue seeking additional brokerage licenses to expand its services nationwide by the end of 2025.

“This acquisition and the related services agreement will provide reAlpha with the ability to obtain up to 33 U.S. state brokerage licenses, which we expect will expand our reach in the U.S. and reduce the time and costs associated with organic growth,” said Giri Devanur, Chief Executive Officer of reAlpha. “We believe that investing in Unreal will strengthen our operational capabilities, creating opportunities to expand reAlpha’s platform and support growth in our service businesses, including Be My Neighbor and Hyperfast.”

For additional details concerning the terms of this acquisition, investment and separate services agreement, please reference reAlpha’s Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

About reAlpha Tech Corp.

reAlpha Tech Corp. (Nasdaq: AIRE) is a real estate technology company developing an end-to-end commission-free homebuying platform. Utilizing the power of AI and an acquisition-led growth strategy, reAlpha’s goal is to offer a more affordable, streamlined experience for those on the journey to homeownership. For more information, visit www.realpha.com.

About Unreal Estate Inc.

Unreal Estate, Inc. is a real estate technology company that helps people buy and sell homes at a fraction of the cost of traditional real estate brokers. Unreal uses AI to automate the work of its brokers to make them more productive. This advanced technology reduces the cost of transactions, enabling clients to save significantly on fees and commissions. Additionally, Unreal offers AI as a service to homebuying professionals, providing valuable insights to aid their investment decisions. For more information, please visit www.unrealestate.com.

About USRealty Brokerage Solutions, LLC

USRealty Brokerage Solutions, LLC was a subsidiary of Unreal Estate Inc.

About the reAlpha Platform

reAlpha (previously called “Claire”), announced on April 24, 2024, is reAlpha’s generative AI-powered, commission-free, homebuying platform. The tagline: No fees. Just keys.™ – reflects reAlpha’s dedication to eliminating traditional barriers and making homebuying more accessible and transparent.

reAlpha’s introduction aligns with major shifts in the real estate sector after the National Association of Realtors agreed to settle certain lawsuits upon being found to have violated antitrust laws, resulting in inflated fees paid to buy-side agents. This development is expected to result in the end of the standard six percent sales commission, which equates to approximately $100 billion in realtor fees paid annually. The reAlpha platform offers a cost-free alternative for homebuyers by utilizing an AI-driven workflow that assists them through the homebuying process.

Homebuyers using the reAlpha platform’s conversational interface will be able to interact with Claire, reAlpha’s AI buyer’s agent, to guide them through every step of their homebuying journey, from property search to closing the deal. By offering support 24/7, Claire is poised to make the homebuying process more efficient, enjoyable, and cost-efficient. Claire matches buyers with their dream homes using over 400 data attributes and provides insights into market trends and property values. Additionally, Claire can assist with questions, booking property tours, submitting offers, and negotiations.

Currently, the reAlpha platform is under limited availability for homebuyers located in 20 counties in Florida, but reAlpha is actively seeking new MLS and brokerage licenses that will enable expansion into more U.S. states.

For more information, please visit www.reAlpha.com.

Forward-Looking Statements

The information in this press release includes “forward-looking statements”. Forward-looking statements include, among other things, statements about the US Realty acquisition, the investment in Unreal and the agreement with the Unreal Estate LLC broker; the anticipated benefits of the US Realty acquisition, investment in Unreal and agreement with the Unreal Estate LLC broker; reAlpha’s ability to anticipate the future needs of the short-term rental market; future trends in the real estate, technology and artificial intelligence industries, generally; and reAlpha’s future growth strategy and growth rate. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: reAlpha’s limited operating history and that reAlpha has not yet fully developed its AI-based technologies; reAlpha’s ability to commercialize its developing AI-based technologies; whether reAlpha’s technology and products will be accepted and adopted by its customers and intended users; reAlpha’s ability to integrate the business of US Realty into its existing business and the anticipated demand for US Realty’s services; reAlpha’s ability to successfully enter new geographic markets; reAlpha’s ability to obtain the necessary regulatory and legal approvals to expand into additional U.S. states and maintain, or obtain, brokerage licenses in such states; reAlpha’s ability to generate additional sales or revenue from having access to, or obtaining, additional U.S. states brokerage licenses; the inability to maintain and strengthen reAlpha’s brand and reputation; reAlpha’s ability to expand its operations nationwide by the end of 2025; reAlpha’s ability to scale its operational capabilities to expand into additional geographic markets; the potential loss of key employees of Unreal and Unreal Estate LLC, including, but not limited to, the broker providing services on behalf of US Realty; reAlpha’s inability to accurately forecast demand for short-term rentals and AI-based real estate focused products; the inability to execute business objectives and growth strategies successfully or sustain reAlpha’s growth; the inability of reAlpha’s customers to pay for reAlpha’s services; changes in applicable laws or regulations, and the impact of the regulatory environment and complexities with compliance related to such environment; and other risks and uncertainties indicated in reAlpha’s SEC filings. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Although reAlpha believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. reAlpha’s future results, level of activity, performance or achievements may differ materially from those contemplated, expressed or implied by the forward-looking statements, and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements. For more information about the factors that could cause such differences, please refer to reAlpha’s filings with the SEC. Readers are cautioned not to put undue reliance on forward-looking statements, and reAlpha does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Company Contact

Investor Relations

investorrelations@realpha.com

Media Contact

irlabs on behalf of reAlpha

Fatema Bhabrawala

fatema@irlabs.ca